                                   Aavid Thermal Technologies, Inc.
                                             Exhibit 12.1



                                                                                                      NINE MONTHS ENDED
                                                    FISCAL YEAR ENDED DECEMBER 31,               --------------------------
                                             ---------------------------------------------       September 26,    October 2,
                                             1994        1995      1996     1997     1998            1998           1999
                                            ------     -------    ------   ------   ------       -------------    ----------
Net income                                  2,835        (715)       (30)  8,493    8,121            5,177          9,487
Extraordinary item                              -           -        171       -        -                -              -
Provision for income taxes                  1,677         831      2,002   4,824    4,385            2,832          5,241
                                            ------     ------     ------  -------  -------       ---------      ---------
      "Earnings"                            4,512         116      2,143  13,317   12,506            8,009         14,728
                                            ------     ------     ------  -------  -------       ---------      ---------
                                            ------     ------     ------  -------  -------       ---------      ---------
Fixed Charges:

      Interest expense including
      amortization of debt expense
      and discount                          1,567       2,611      1,591   2,178    1,611            1,272            899

      "Fixed Charges"                       1,567       2,611      1,591   2,178    1,611            1,272            899
                                            ------     ------     ------  -------  -------       ---------      ---------
                                            ------     ------     ------  -------  -------       ---------      ---------
Earnings available for fixed charges        6,079       2,727      3,734  15,495   14,117            9,281         15,627

Ratio of earnings to fixed charges            3.9         1.0        2.3     7.1      8.8              7.3           17.4



                                                 PRO FORMA                   PRO FORMA                  PRO FORMA
                                                 YEAR ENDED              NINE MONTHS ENDED           NINE MONTHS ENDED
                                             DECEMBER 31, 1998          SEPTEMBER 26, 1998           OCTOBER 2, 1999

Net income                                        (23,302)                    (18,698)                    (18,409)
Provision for income taxes                            226                         219                       2,569

      "Earnings"                                  (23,076)                     18,479                     (15,840)

                                                  -------                      ------                      ------
                                                  -------                      ------                      ------

Fixed Charges:

      Interest expense including amortization
      of debt expense and discount                26,113                       19,585                      19,646

      "Fixed Charges"                             26,113                       19,585                      19,646
                                                  -------                      ------                      ------
                                                  -------                      ------                      ------

Earnings available for fixed charges               3,037                        1,106                       3,806

Fixed charges exceed earnings by:                 23,076                       18,479                      15,840

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